Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

GCI 401(k) Plan

Anchorage, AK

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-251570) of Liberty Broadband Corporation of our report dated June 17, 2025, relating to the financial statements and supplemental schedules of GCI 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Denver, CO

June 17, 2025